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                                                                EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 3 to Registration Statement
No. 0-22639 of Unique Casual Restaurants, Inc. on Form 10 of our report dated July 14, 1997 (which refers to a report of other auditors with respect to the consolidated financial statements of Champps Entertainment, Inc. included in the Company's combined financial statements as of July 1, 1995 and the years ended July 1, 1995 and July 2, 1994 and includes an explanatory paragraph with respect to the Company's adoption during the year ended
June 29, 1996, of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to
Be Disposed Of"), appearing in the Information Statement, which is part of this Registration Statement.



Deloitte & Touche LLP
Boston Massachusetts
July 14, 1997